250 Glen Street Glens Falls, NY 12801
NASDAQ® Symbol: "AROW" Website: arrowfinancial.com Media Contact: Dori McDannold Tel: (518) 415-4313

Arrow Reports $13.0 million in Q3 Net Income, Surpasses $4 Billion in Total Assets

•Net income was $13.0 million and diluted earnings per share (EPS) was $0.81 for the third quarter.
•Key profitability ratios were strong in the third quarter with return on average assets (ROA) of 1.32% and return on average equity (ROE) of 14.34%.
•Third-quarter revenue increased $2.7 million, or 8.1%, over the prior-year comparative quarter.
•Over $56 million of Small Business Administration Paycheck Protection Program (PPP) loans were forgiven in the third quarter of 2021.
•Arrow continues to focus on optimization of digital and physical delivery channels to meet changing customer needs.

GLENS FALLS, N.Y. (October 26, 2021) – Arrow Financial Corporation (NasdaqGS® – AROW) announced operating results for the three- and nine-month periods ended September 30, 2021. Net income for the third quarter of 2021 was $13.0 million, compared to $11.0 million in the third quarter of 2020. Net interest income increased to $28.6 million in the third quarter of 2021, compared to $24.9 million for the comparable quarter of 2020. For the nine months ended September 30, 2021, net interest income and net income were $83.2 million and $39.5 million, respectively, as compared to $72.7 million and $28.3 million for the nine months ended September 30, 2020.

Annualized key profitability ratios remained strong, as measured by a return on average equity (ROE) of 14.34% and a return on average assets (ROA) of 1.32% for the third quarter, compared to 13.55% and 1.23%, respectively, for the prior-year quarter.

“Arrow delivered another quarter of solid earnings, strong profitability ratios, and asset growth to a new record of more than $4 billion," said Arrow President and CEO Thomas J. Murphy. “I commend our team members for their dedication to continuous improvement and exceptional service for our customers during these challenging times. I am thankful for and humbled by their unwavering commitment to achieve our mission."

In the third quarter, Arrow advanced its focus on technology and digital experience with the launch of a new mortgage application platform and upgrades to our Business Online Banking platform. Additionally, branch network enhancement plans continued. Glens Falls National Bank announced the consolidation of two branches in Fort Edward located less than a mile apart before year-end, with the remaining full-service branch undergoing improvements; Saratoga National Bank likewise renovated a new full-service location in Wilton, which will open in the fourth quarter and replace its smaller Jones and Ballard road branches.

The following expands on our third-quarter financial results:

COVID-19 Response: In the third quarter, our lending team further advanced the forgiveness process for PPP borrowers, with about three quarters of loans forgiven as of September 30, 2021. Frontline teams also assisted customers with additional stimulus programs and provided fraud education around pandemic-related scams.

Arrow also complied with the New York State HERO Act by implementing required face coverings for employees. The Arrow Business Continuity Plan Committee continues to meet regularly to evaluate pandemic metrics and our response, including our plan for pending OSHA guidance on vaccination requirements for large employers.

Additionally, Arrow recognized the team's outstanding performance and tremendous dedication during this pandemic with a special recognition bonus, following a similar bonus in 2020.

Loan Growth: Total loans were $2.7 billion as of September 30, 2021. Loan growth for the third quarter of 2021 was $10.7 million and increased $62.3 million, or 2.4%, from September 30, 2020. In the third quarter, total outstanding commercial loans decreased $37.8 million, or 4.5%. PPP loans, included in the commercial portfolio, decreased $56.7 million in the third quarter as a result of the continued loan forgiveness processed by the Small Business Administration. The consumer loan portfolio grew by $28.6 million, or 3.2% in the third quarter, primarily within the indirect automobile lending program. Total outstanding residential real estate loans, net of approximately $4.0 million of loans sold, increased $19.8 million, or 2.2%, for the third quarter of 2021.

Deposit Growth: At September 30, 2021, deposit balances were $3.6 billion. Deposits increased in the third quarter of 2021 by $167.5 million and increased by $340.7 million, or 10.4%, from the prior-year level. Municipal deposits increased $118.4 million in the third quarter and $134.0 million, or 15.8% from September 30, 2020. Non-municipal deposits increased $49.1 million for the quarter and $206.7 million, or 8.6% from September 30, 2020. Noninterest-bearing deposits represented 23.4% of total deposits at September 30, 2021, compared to 21.1% of total deposits at September 30, 2020. At September 30, 2021, other time deposits were $138.7 million, a decrease of $55.4 million compared to the prior year.

Net Interest Income: Net interest income for the third quarter was $28.6 million, up 15.0% from $24.9 million in the comparable quarter of 2020. Interest and fees on loans were $27.2 million for the third quarter of 2021, an increase of 9.9% from $24.7 million for the quarter ending September 30, 2020. Interest and fees related to PPP loans, included in the $27.2 million, were $2.5 million in the third quarter of 2021. Interest expense for the third quarter of 2021 was $1.2 million, a decrease of $1.2 million, or 51.2%, from the $2.4 million in expense for the comparable quarter ending September 30, 2020. The net interest margin was 3.04% for the quarter, compared to 2.90% for the third quarter of 2020. The increase in net interest margin from the prior year was due to a variety of factors, including the timing of the forgiveness of PPP loans partially offset by lower interest rates and increased cash balances.

Noninterest Income: Noninterest income for the three months ended September 30, 2021 was $7.7 million, compared to $8.7 million in the comparable 2020 quarter. Income from fiduciary activities for the three months ended September 30, 2021, increased by $306 thousand over the comparable quarter of 2020. Fees and other services to customers increased $347 thousand over the comparable quarter of 2020. Interchange fees related to increased customer activity of debit card usage was the largest driver of the increase. Gain on sales of loans decreased $1.2 million from the third quarter of 2020 as a result of the strategic decision to retain more newly originated real estate loans.

Noninterest Expense: Noninterest expense for the third quarter of 2021 was $19.4 million, an increase from $17.5 million for the third quarter of 2020. The largest component of noninterest expense was salaries and benefits paid to our employees, which totaled $11.4 million for the third quarter of 2021. The increase is primarily due to a special recognition bonus of approximately $510 thousand which was paid in the third quarter. Technology expenses increased from the prior year in part due to variable costs related to increased utilization of consumer banking technology. Other non-interest expense included the expense for estimated credit losses on off-balance sheet credit exposures of $300 thousand in the third quarter.

Provision for Income Taxes: The provision for income taxes was $3.8 million for the third quarter of 2021, compared to $2.8 million for the same quarter of 2020. The effective income tax rates for the three- month periods ended September 30, 2021 and 2020, were 22.7% and 20.2%, respectively.

Asset Quality: Asset quality remained solid at September 30, 2021, as evidenced by low levels of nonperforming assets and charge-offs. Net loan losses, expressed as an annualized percentage of average loans outstanding, were 0.02% for the three-month period ended September 30, 2021, consistent with the three-month period ended September 30, 2020. Nonperforming loans at September 30, 2021 were $11.3 million, up $5.1 million from September 30, 2020 which was primarily the result of two commercial real estate loans being classified as nonaccrual during 2021. Nonperforming assets of $11.7 million at September 30, 2021 represented 0.29% of period-end assets up from 0.17% at September 30, 2020.

For the third quarter of 2021, the provision for credit losses was $99 thousand and the expense for estimated credit losses on off-balance sheet credit exposures included in other liabilities was $300 thousand. The allowance for credit losses was $27.0 million on September 30, 2021, which represented 1.02% of loans outstanding, as compared to 1.10% at September 30, 2020.

Liquidity: As of September 30, 2021, Arrow’s liquidity position remained strong with interest-bearing cash balances of $548.9 million. Arrow continues to be well-positioned to address any unexpected volatility, which may affect cash flow and deposit balances. At September 30, 2021, contingent collateralized lines of credit were in place and available through the Federal Home Loan Bank of New York (FHLB) and the Federal Reserve Bank, totaling $1.4 billion. Arrow has additional liquidity options currently available, including access to unsecured lines of credit such as Fed funds and brokered markets.

Capital: Total stockholders’ equity was $360.2 million on September 30, 2021, up $34.5 million, or 10.6%, from September 30, 2020. Arrow's regulatory capital ratios remained strong in the third quarter of 2021. As of September 30, 2021, Arrow's Common Equity Tier 1 Capital Ratio was 13.71% and Total Risk-Based Capital Ratio was 15.66%. The capital ratios of Arrow and both its subsidiary banks continued to exceed the “well capitalized” regulatory standards.

Cash and Stock Dividends: On September 15, 2021, Arrow distributed a cash dividend of $0.26 per share. The cash dividend was 3% higher than the cash dividend paid by Arrow in the third quarter of 2020 when adjusted for the 3% stock dividend distributed on September 25, 2020. Additionally, a 3% stock dividend was distributed on September 24, 2021. This is the 13th consecutive year Arrow has declared a stock dividend.

Industry Recognition: In the third quarter of 2021, Arrow was selected as one of the top 35 banks and thrifts that comprise the Piper Sandler Sm-All Stars Class of 2021. Arrow is one of just five New York financial institutions on the list, and the only one headquartered locally. Additionally, both of Arrow's banking subsidiaries, Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company, continue to hold BauerFinancial, Inc. 5-Star Superior Bank ratings.
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About Arrow: Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York. Arrow is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include Upstate Agency, LLC and North Country Investment Advisers, Inc.

Non-GAAP Financial Measures Reconciliation: In addition to presenting information in conformity with accounting principles generally accepted in the United States of America (GAAP), this news release contains financial information determined by methods other than GAAP (non-GAAP). Some measures used in this release, which are commonly utilized by financial institutions, have not been specifically exempted by the Securities and Exchange Commission (SEC) and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules. These non-GAAP financial measures include: tangible equity, return on tangible equity, tax-equivalent adjustment and related net interest income, tax-equivalent, and the efficiency ratio. Management believes that the non-GAAP financial measures disclosed by Arrow from are useful in evaluating Arrow's performance and that such information should be considered as supplemental in nature and not as a substitute for, or superior to, the related financial information prepared in accordance with GAAP. Non-GAAP financial measures may differ from similar measures presented by other companies. See the reconciliation of GAAP to non-GAAP measures in the section "Selected Quarterly Information."

Safe Harbor Statement: The information contained in this news release may contain statements that are not historical in nature but rather are based on management’s beliefs, assumptions, expectations, estimates and projections about the future, including, in particular, statements regarding the uncertainty surrounding the COVID-19 pandemic. These statements may be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk. In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication. Arrow undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events. This News Release should be read in conjunction with Arrow's Annual Report on Form 10-K for the year ended December 31, 2020, and other filings with the Securities and Exchange Commission.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Amounts - Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2021	2020	2021	2020
INTEREST AND DIVIDEND INCOME
Interest and Fees on Loans	$27,157	$24,706	$79,354	$74,657
Interest on Deposits at Banks	163	64	351	229
Interest and Dividends on Investment Securities:
Fully Taxable	1,632	1,557	4,809	5,621
Exempt from Federal Taxes	855	969	2,682	3,017
Total Interest and Dividend Income	29,807	27,296	87,196	83,524
INTEREST EXPENSE
Interest-Bearing Checking Accounts	155	264	566	1,061
Savings Deposits	424	806	1,490	4,450
Time Deposits over $250,000	39	292	228	1,263
Other Time Deposits	133	576	511	2,360
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	—	17	3	55
Federal Home Loan Bank Advances	197	219	586	865
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	173	173	513	574
Interest on Financing Leases	48	49	146	148
Total Interest Expense	1,169	2,396	4,043	10,776
NET INTEREST INCOME	28,638	24,900	83,153	72,748
Provision for Credit Losses	99	2,271	(286)	8,083
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	28,539	22,629	83,439	64,665
NONINTEREST INCOME
Income From Fiduciary Activities	2,571	2,265	7,538	6,613
Fees for Other Services to Customers	2,966	2,619	8,494	7,348
Insurance Commissions	1,576	1,713	4,842	5,077
Net (Loss) Gain on Securities	(106)	(72)	250	(552)
Net Gain on Sales of Loans	211	1,433	2,251	2,193
Other Operating Income	476	739	1,405	2,876
Total Noninterest Income	7,694	8,697	24,780	23,555
NONINTEREST EXPENSE
Salaries and Employee Benefits	11,377	10,408	33,360	31,003
Occupancy Expenses, Net	1,403	1,427	4,480	4,221
Technology and Equipment Expense	3,833	3,228	11,002	9,807
FDIC Assessments	249	309	764	770
Other Operating Expense	2,561	2,115	7,582	6,685
Total Noninterest Expense	19,423	17,487	57,188	52,486
INCOME BEFORE PROVISION FOR INCOME TAXES	16,810	13,839	51,031	35,734
Provision for Income Taxes	3,821	2,793	11,483	7,402
NET INCOME	$12,989	$11,046	$39,548	$28,332
Average Shares Outstanding [1]:
Basic	16,027	15,936	16,015	15,917
Diluted	16,085	15,946	16,072	15,931
Per Common Share:
Basic Earnings	$0.81	$0.69	$2.47	$1.78
Diluted Earnings	0.81	0.69	2.46	1.78
[1] 2020 Share and Per Share Amounts have been restated for the September 24, 2021, 3% stock dividend.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Amounts - Unaudited)

	September 30, 2021	December 31, 2020	September 30, 2020
ASSETS
Cash and Due From Banks	$49,430	$42,116	$54,286
Interest-Bearing Deposits at Banks	548,936	338,875	396,380
Investment Securities:
Available-for-Sale at Fair Value	486,900	365,287	374,928
Held-to-Maturity (Approximate Fair Value of $203,936 at September 30, 2021; $226,576 at December 31, 2020; and $233,501 at September 30, 2020)	198,337	218,405	224,799
Equity Securities	1,886	1,636	1,511
FHLB and Federal Reserve Bank Stock	5,380	5,349	5,574
Loans	2,654,751	2,595,030	2,592,455
Allowance for Credit Losses	(26,956)	(29,232)	(28,446)
Net Loans	2,627,795	2,565,798	2,564,009
Premises and Equipment, Net	44,003	42,612	42,075
Goodwill	21,873	21,873	21,873
Other Intangible Assets, Net	2,006	1,950	1,789
Other Assets	84,558	84,735	90,460
Total Assets	$4,071,104	$3,688,636	$3,777,684
LIABILITIES
Noninterest-Bearing Deposits	841,910	701,341	690,232
Interest-Bearing Checking Accounts	1,035,358	832,434	912,980
Savings Deposits	1,515,692	1,423,358	1,354,956
Time Deposits over $250,000	73,889	123,622	112,555
Other Time Deposits	138,714	153,971	194,135
Total Deposits	3,605,563	3,234,726	3,264,858
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	2,426	17,486	73,949
Federal Home Loan Bank Term Advances	45,000	45,000	50,000
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	20,000	20,000	20,000
Finance Leases	5,181	5,217	5,228
Other Liabilities	32,763	31,815	37,989
Total Liabilities	3,710,933	3,354,244	3,452,024
STOCKHOLDERS’ EQUITY
Preferred Stock, $1 Par Value and 1,000,000 Shares Authorized at September 30, 2021, December 31, 2020 and September 30, 2020	—	—	—
Common Stock, $1 Par Value; 30,000,000 Shares Authorized (20,800,144 Shares Issued at September 30, 2021 and December 31, 2020 and 20,194,474 at September 30, 2020)	20,800	20,194	20,194
Additional Paid-in Capital	377,349	353,662	353,062
Retained Earnings	47,936	41,899	33,434
Accumulated Other Comprehensive Loss	(3,719)	(816)	(253)
Treasury Stock, at Cost (4,780,496 Shares at September 30, 2021; 4,678,736 Shares at December 31, 2020 and 4,705,102 Shares at September 30, 2020)	(82,195)	(80,547)	(80,777)
Total Stockholders’ Equity	360,171	334,392	325,660
Total Liabilities and Stockholders’ Equity	$4,071,104	$3,688,636	$3,777,684

Arrow Financial Corporation
Selected Quarterly Information
(Dollars In Thousands, Except Per Share Amounts - Unaudited)

Quarter Ended	9/30/2021	6/30/2021	3/31/2021	12/31/2020	9/30/2020
Net Income	$12,989	$13,279	$13,280	$12,495	$11,046
Transactions in Net Income (Net of Tax):
Net Changes in Fair Value of Equity Investments	(79)	145	119	66	(53)

Share and Per Share Data:[1]
Period End Shares Outstanding	16,020	16,039	16,009	15,981	15,954
Basic Average Shares Outstanding	16,027	16,024	15,994	15,964	15,936
Diluted Average Shares Outstanding	16,085	16,085	16,030	15,981	15,946
Basic Earnings Per Share	$0.81	$0.83	$0.83	$0.78	$0.69
Diluted Earnings Per Share	0.81	0.83	0.82	0.78	0.69
Cash Dividend Per Share	0.252	0.252	0.252	0.252	0.245

Selected Quarterly Average Balances:
Interest-Bearing Deposits at Banks	$416,500	$369,034	$334,155	$349,430	$242,928
Investment Securities	675,980	668,089	593,822	590,151	592,457
Loans	2,641,726	2,651,449	2,618,362	2,610,834	2,582,253
Deposits	3,435,933	3,395,271	3,254,815	3,256,238	3,082,499
Other Borrowed Funds	72,187	74,957	82,659	95,047	136,117
Shareholders' Equity	359,384	350,203	340,708	331,899	324,269
Total Assets	3,902,041	3,851,921	3,712,020	3,721,954	3,583,322
Return on Average Assets, annualized	1.32%	1.38%	1.45%	1.34%	1.23%
Return on Average Equity, annualized	14.34%	15.21%	15.81%	14.98%	13.55%
Return on Average Tangible Equity, annualized [2]	15.36%	16.32%	17.00%	16.13%	14.61%
Average Earning Assets	$3,734,206	$3,688,572	$3,546,339	$3,550,415	$3,417,638
Average Paying Liabilities	2,705,283	2,721,961	2,639,240	2,674,795	2,545,435
Interest Income	29,807	29,695	27,694	28,372	27,296
Tax-Equivalent Adjustment [3]	292	293	235	251	284
Interest Income, Tax-Equivalent [3]	30,099	29,988	27,929	28,623	27,580
Interest Expense	1,169	1,335	1,539	1,918	2,396
Net Interest Income	28,638	28,360	26,155	26,454	24,900
Net Interest Income, Tax-Equivalent [3]	28,930	28,653	26,390	26,705	25,184
Net Interest Margin, annualized	3.04%	3.08%	2.99%	2.96%	2.90%
Net Interest Margin, Tax-Equivalent, annualized [3]	3.07%	3.12%	3.02%	2.99%	2.93%

Efficiency Ratio Calculation: [4]
Noninterest Expense	$19,423	$19,087	$18,678	$18,192	$17,487
Less: Intangible Asset Amortization	51	53	54	56	56
Net Noninterest Expense	$19,372	$19,034	$18,624	$18,136	$17,431
Net Interest Income, Tax-Equivalent	$28,930	$28,653	$26,390	$26,705	$25,184
Noninterest Income	7,694	8,478	8,608	9,103	8,697
Less: Net (Loss) Gain on Securities	(106)	196	160	88	(72)
Net Gross Income	$36,730	$36,935	$34,838	$35,720	$33,953
Efficiency Ratio	52.74%	51.53%	53.46%	50.77%	51.34%

Period-End Capital Information:
Total Stockholders' Equity (i.e. Book Value)	$360,171	$353,033	$342,413	$334,392	$325,660
Book Value per Share [1]	22.48	22.01	21.39	20.91	20.41
Goodwill and Other Intangible Assets, net	23,879	23,955	23,922	23,823	23,662
Tangible Book Value per Share [1,2]	20.99	20.52	19.89	19.43	18.93

Capital Ratios:[5]
Tier 1 Leverage Ratio	9.39%	9.29%	9.37%	9.07%	9.17%
Common Equity Tier 1 Capital Ratio	13.71%	13.79%	13.56%	13.39%	13.20%
Tier 1 Risk-Based Capital Ratio	14.51%	14.61%	14.39%	14.24%	14.06%
Total Risk-Based Capital Ratio	15.66%	15.78%	15.55%	15.48%	15.28%

Assets Under Trust Admin. & Investment Mgmt.	$1,778,659	$1,804,854	$1,725,754	$1,659,029	$1,537,128

Arrow Financial Corporation
Selected Quarterly Information - Continued
(Dollars In Thousands, Except Per Share Amounts - Unaudited)

Footnotes:

1.	Share and Per Share Data have been restated for the September 24, 2021, 3% stock dividend.

2.	Non-GAAP Financial Measures Reconciliation: Tangible Book Value and Tangible Equity exclude goodwill and other intangible assets, net from total equity. These are non-GAAP financial measures which Arrow believes provides investors with information that is useful in understanding its financial performance.
		9/30/2021	6/30/2021	3/31/2021	12/31/2020	9/30/2020
	Total Stockholders' Equity (GAAP)	$360,171	$353,033	$342,413	$334,392	$325,660
	Less: Goodwill and Other Intangible assets, net	23,879	23,955	23,922	23,823	23,662
	Tangible Equity (Non-GAAP)	$336,292	$329,078	$318,491	$310,569	$301,998

	Period End Shares Outstanding	16,020	16,039	16,009	15,981	15,954
	Tangible Book Value per Share (Non-GAAP)	$20.99	$20.52	$19.89	$19.43	$18.93
	Net Income	12,989	13,279	13,280	12,495	11,046
	Return on Average Tangible Equity (Net Income/Tangible Equity - Annualized)	15.36%	16.32%	17.00%	16.13%	14.61%

3.	Non-GAAP Financial Measures Reconciliation: Net Interest Margin, Tax-Equivalent is the ratio of our annualized tax-equivalent net interest income to average earning assets. This is also a non-GAAP financial measure which Arrow believes provides investors with information that is useful in understanding its financial performance.

		9/30/2021	6/30/2021	3/31/2021	12/31/2020	9/30/2020
	Interest Income (GAAP)	$29,807	$29,695	$27,694	$28,372	$27,296
	Add: Tax-Equivalent adjustment (Non-GAAP)	292	293	235	251	284
	Interest Income - Tax Equivalent (Non-GAAP)	$30,099	$29,988	$27,929	$28,623	$27,580
	Net Interest Income (GAAP)	$28,638	$28,360	$26,155	$26,454	$24,900
	Add: Tax-Equivalent adjustment (Non-GAAP)	292	293	235	251	284
	Net Interest Income - Tax Equivalent (Non-GAAP)	$28,930	$28,653	$26,390	$26,705	$25,184
	Average Earning Assets	$3,734,206	$3,688,572	$3,546,339	$3,550,415	$3,417,638
	Net Interest Margin (Non-GAAP)*	3.07%	3.12%	3.02%	2.99%	2.93%

4.	Non-GAAP Financial Measures: Financial Institutions often use the "efficiency ratio", a non-GAAP ratio, as a measure of expense control. Arrow believes the efficiency ratio provides investors with information that is useful in understanding its financial performance. Arrow defines efficiency ratio as the ratio of noninterest expense to net gross income (which equals tax-equivalent net interest income plus noninterest income, as adjusted).

5.
For the current quarter, all of the regulatory capital ratios in the table above, as well as the Total Risk-Weighted Assets and Common Equity Tier 1 Capital amounts listed in the table below, are estimates based on, and calculated in accordance with, bank regulatory capital rules. All prior quarters reflect actual results. The CET1 ratio at September 30, 2021 listed in the tables (i.e., 13.71%) exceeds the sum of the required minimum CET1 ratio plus the fully phased-in Capital Conservation Buffer (i.e., 7.00%).

		9/30/2021	6/30/2021	3/31/2021	12/31/2020	9/30/2020
	Total Risk Weighted Assets	$2,511,910	$2,438,445	$2,404,456	$2,357,094	$2,321,637
	Common Equity Tier 1 Capital	344,507	336,265	326,039	315,696	306,356
	Common Equity Tier 1 Ratio	13.71%	13.79%	13.56%	13.39%	13.20%

* Quarterly ratios have been annualized.

Arrow Financial Corporation
Consolidated Financial Information
(Dollars in Thousands - Unaudited)

Quarter Ended:	9/30/2021	12/31/2020	9/30/2020
Loan Portfolio
Commercial Loans	$188,191	$240,554	$275,921
Commercial Real Estate Loans	615,080	571,787	541,233
Subtotal Commercial Loan Portfolio	803,271	812,341	817,154
Consumer Loans	921,189	859,768	849,526
Residential Real Estate Loans	930,291	922,921	925,775
Total Loans	$2,654,751	$2,595,030	$2,592,455
Allowance for Credit Losses
Allowance for Credit Losses, Beginning of Quarter	$27,010	$28,446	$26,300
Loans Charged-off	(444)	(630)	(392)
Less Recoveries of Loans Previously Charged-off	291	179	267
Net Loans Charged-off	(153)	(451)	(125)
Provision for Credit Losses	99	1,237	2,271
Allowance for Credit Losses, End of Quarter	$26,956	$29,232	$28,446
Nonperforming Assets
Nonaccrual Loans	$10,723	$6,033	$6,004
Loans Past Due 90 or More Days and Accruing	555	228	121
Loans Restructured and in Compliance with Modified Terms	67	145	157
Total Nonperforming Loans	11,345	6,406	6,282
Repossessed Assets	272	155	126
Other Real Estate Owned	79	—	—
Total Nonperforming Assets	$11,696	$6,561	$6,408

Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Quarter-to-date Annualized	0.02%	0.07%	0.02%
Provision for Credit Losses to Average Loans, Quarter-to-date Annualized	0.01%	0.19%	0.35%
Allowance for Credit Losses to Period-End Loans	1.02%	1.13%	1.10%
Allowance for Credit Losses to Period-End Nonperforming Loans	237.60%	456.32%	452.82%
Nonperforming Loans to Period-End Loans	0.43%	0.25%	0.24%
Nonperforming Assets to Period-End Assets	0.29%	0.18%	0.17%

Nine Month Period Ended:
Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Year	$29,232		$21,187
Impact of the Adoption of ASU 2016-13	(1,300)		—
Loans Charged-off	(1,520)		(1,360)
Less Recoveries of Loans Previously Charged-off	830		536
Net Loans Charged-off	(690)		(824)
Provision for Loan Losses	(286)		8,083
Allowance for Loan Losses, End of Period	$26,956		$28,446

Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Annualized	0.03%		0.04%
Provision for Loan Losses to Average Loans, Annualized	(0.01)%		0.43%